River Financial Corporation Reports 20.2% Increase in Tangible Book Value Per Share

River Financial Corporation has experienced a 20.2% increase in tangible book value per share from $27.37 at September 30, 2024 to $32.90 at September 30, 2025.

Other highlights as of September 30, 2025 include the following:

Income/Profitability:

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Year-to-date net income increased $9.1 million, or 41.2%, from $22.1 million at September 30, 2024 to $31.2 million at September 30, 2025.
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Quarter-to-date net income increased $2.0 million, or 23.3%, from $8.7 million at September 30, 2024 to $10.7 million at September 30, 2025.
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Year-to-date basic earnings per share increased 39.9% from $2.88 at September 30, 2024 to $4.03 at September 30, 2025.
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Quarter-to-date basic earnings per share increased 22.0% from $1.13 at September 30, 2024 to $1.38 at September 30, 2025.
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Year-to-date return on average equity of 16.4% compared to 14.0% for the same period last year.
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Annualized quarter-to-date return on average equity of 16.07% compared to 15.67% for the same period last year.
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Annualized quarter-to-date return on average assets of 1.18% compared to 1.05% for the same period last year.
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Year-to-date net interest margin of 3.37% compared to 2.79% for the same period last year.
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Quarter-to-date net interest margin of 3.45% compared to 2.88% for the same period last year.

Balance Sheet:

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Total assets increased $348 million or 10.0% from $3.50 billion at September 30, 2024 to $3.84 billion at September 30, 2025.
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Total loans increased $216.5 million or 8.9% from $2.42 billion at September 30, 2024 to $2.64 billion at September 30, 2025.
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Total deposits increased $312.0 million or 10.3% from $3.04 billion at September 30, 2024 to $3.35 billion at September 30, 2025.

Credit Quality:

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Nonperforming loans as a percentage of total loans decreased from 0.47% at September 30, 2024 to 0.29% at September 30, 2025.
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Net charge-off percentage remained unchanged from September 30, 2024 at 0.11%.

Capital Ratios:

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Total risk-based capital ratio increased from 13.26% at September 30, 2024 to 13.61% at September 30, 2025.
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Common equity tier 1 capital ratio increased from 10.40% at September 30, 2024 to 10.89% as of September 30, 2025.

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Tier 1 Capital ratio increased from 7.45% at September 30, 2024 to 7.78% at September 30, 2025.

About River Financial Corporation

River Financial Corporation operates as the bank holding company for River Bank & Trust. River Bank & Trust operates twenty-three full-service banking offices in Alabama in the cities of Montgomery, Prattville, Millbrook, Wetumpka, Auburn, Opelika, Gadsden, Alexander City, Daphne, Clanton, Dothan, Enterprise, Mobile, Decatur, Huntsville, Saraland, and Birmingham, Alabama. We also have two loan production offices in Tuscaloosa, Alabama and Destin, Florida that have been approved to move to full-service offices once renovations to the offices are completed. For more information contact InvestorRelations@river.bank or go to riverbankandtrust.com/about-us/investor-relations.